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                                                                     EXHIBIT 4.4


February 28, 2001


To the purchasers of Series B Convertible Preferred Stock of Computer Motion, Inc. pursuant to that certain Securities Purchase Agreement dated February 16, 2001.

Ladies and Gentlemen:

         This letter is delivered in connection with the execution and delivery by Computer Motion, Inc. (the "Company") of that certain Securities Purchase Agreement dated as of February 16, 2001 (the "Purchase Agreement") among the Company and the purchasers (the "Investors") of shares of Series B Convertible Preferred Stock (the "Series B Shares") pursuant to the Purchase Agreement. All capitalized terms used herein and defined in the Purchase Agreement shall have the same meanings as ascribed to them in the Purchase Agreement.

         If you, as an investor in Series B Shares, hereby agree to waive your right to the payment of any dividends (the "Dividend Right") that have accrued or would otherwise accrue on the Series B Shares as provided for in Section 2 of the Certificate of Designations, then in the event of a firm commitment, registered, follow-on offering of the Company's Common Stock registered under the Securities Act of 1933, as amended, prior to February 16, 2004 (a "Registered Offering"), the Company shall grant you the right to purchase (the "Purchase Right"), for a purchase price per share equal to the Initial Conversion Price of the Series B Shares, such number of shares of Common Stock of the Company obtained by dividing (A) an amount equal to ten percent (10%) of the aggregate stated value of your Series B Shares by (B) the Initial Conversion Price. In the event of a Change of Control (as defined below) that occurs before the Company completes a Registered Offering, the Company shall at its option either (i) grant you the right to purchase, concurrent with and conditioned upon the effective date of the proposed transaction, for a purchase price per share equal to the Initial Conversion Price of the Series B Shares, such number of shares of Common Stock of the Company obtained by dividing (A) an amount equal to ten percent (10%) of the aggregate stated value of your Series B Shares by
(B) the Initial Conversion Price (a "Change in Control Participation Right"), or
(ii) pay to you a cash amount equal to the difference between (A) the committed offer price in the merger or acquisition and (B) the Initial Conversion Price of the Series B Shares multiplied by (C) an amount equal to ten percent (10%) of the aggregate stated value of your Series B Shares divided by (B) the Initial Conversion Price (a "Cash Payment"). The Initial Conversion Price shall at all times be subject to adjustment as provided in Section 4(e) of the Company's Certificate of Designations.

         The Company shall use its commercially reasonable efforts to register the shares of its Common Stock for issuance to you upon exercise of your Purchase Right or Change in Control Participation Right by preparing and filing with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (or such other form promulgated by the SEC for which the Company qualifies and that counsel for the Company shall deem appropriate). The number of shares of Common Stock covered by the initial registration statement shall be equal to 870,711 shares of Common Stock of the Company. In the event that an adjustment to the Initial Conversion

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February 28, 2001
Page Two



Price requires that shares greater than this initial registration amount be issued to you, the Company shall as expeditiously as possible (and in no event more than thirty (30) days from the date of the event that results in such change) file a post-effective amendment to the initial registration statement (or, if necessary file or cause to be filed a new or additional registration statement) to reflect the registration of the offer and resale of such additional shares.

         The Company shall promptly mail written notice (with a copy to be sent by facsimile) to you of either the occurrence of, or the announcement of, the Company's intent to file a registration statement (a "Registration Statement") in connection with a Registered Offering or engage in a Change in Control transaction (a "Company Notice"). Such Company Notice shall not be given less than ten (10) days prior to the filing of a Registration Statement or twenty
(20) days prior to the effective date of such Change in Control transaction. If a Company Notice is delivered in connection with a Change in Control transaction, such Company Notice shall state whether the Company elects to provide you with a Change in Control Participation Right or a Purchase Right. If you elect to exercise either a Purchase Right or a Change in Control Participation Right, then within ten (10) days of receipt of the corresponding Company Notice, you must give written notice to the Company confirming your investment intent. Payment of the purchase price, as determined pursuant to the formula above, must be received (i) on or before the effective date of the Registered Offering in connection with your exercise of a Purchase Right or (ii) immediately prior to the effective date of a Change of Control transaction in connection with your exercise of a Change in Control Participation Right.

         As used herein, "Change of Control" means (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; or (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

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February 28, 2001
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         Please acknowledge your waiver of the Dividend Right and acceptance of the terms of this letter by signing on the space provided below. Should you have any questions or comments, please contact me directly at (805) 685-3729 (Ext.
115). Thank you again for your participation in the private placement of the Series B Shares and the future success of Computer Motion.

                                                  Sincerely,


                                                  Gordon Rogers,
                                                  Chief Financial Officer
AGREED AND ACCEPTED:

CATALPA ENTERPRISES LTD.


By:
    --------------------------------
Name:
      ------------------------------
Title:
       -----------------------------


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Jeffrey O. Henley


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Robert W. Duggan


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Mahkam Zanganeh